Exhibit 5.2

A&L Goodbody LLP	Dublin
3 Dublin Landings	Belfast
North Wall Quay, Dublin 1	London
D01 C4E0	New York
T: +353 1 649 2000	San Francisco
DX: 29 Dublin | www.algoodbody.com	Palo Alto

Date	3 June 2024

Our ref	01446113

Your ref

Medtronic plc

20 Lower Hatch Street

Dublin 2

Ireland

Dear Addressee

We have acted as Irish solicitors to Medtronic plc (formerly known as Medtronic Limited) (CRO number 545333) (the Company) in connection with the offer and sale by Medtronic, Inc., (the Issuer) of €850,000,000 aggregate principal amount of 3.650% Senior Notes due 2029 (the 2029 Notes), of €850,000,000 aggregate principal amount of 3.875% Senior Notes due 2036 (the 2036 Notes), of €600,000,000 aggregate principal amount of 4.150% Senior Notes due 2043 (the 2043 Notes), of €700,000,000 aggregate principal amount of 4.150% Senior Notes due 2053 (the 2053 Notes and together with the 2029 Notes, the 2036 Notes and the 2043 Notes, the Notes) pursuant to an underwriting agreement dated as of 29 May 2024 (the Underwriting Agreement) among the Issuer, the Company, Medtronic Global Holdings S.C.A., a corporate partnership limited by shares (société en commandite par actions), incorporated and existing under the laws of the Grand Duchy of Luxembourg (Medtronic Global), Citigroup Global Markets Limited, J.P. Morgan Securities plc, Merrill Lynch International, Mizuho International plc as representatives of the several underwriters named in the Underwriting Agreement. The Notes will be issued pursuant to the indenture dated as of 10 December 2014 (the Base Indenture), between the Issuer and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee (the Trustee), as supplemented by the second supplemental indenture, dated as of 26 January 2015, between the Company and the Trustee (the Second Supplemental Indenture), as supplemented by the third supplemental indenture, dated as of 26 January 2015, between Medtronic Global and the Trustee (the Third Supplemental Indenture), as supplemented by the fourth supplemental indenture, dated as of 22 February 2023 (the Fourth Supplemental Indenture) and as supplemented by the fifth supplemental indenture, dated as of 3 June 2024 among the Issuer, the Company, Medtronic Global, the Trustee and Elavon Financial Services DAC, UK Branch, as the paying agent (the Fifth Supplemental Indenture and, together with the Base Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the Indentures). The Company will fully and unconditionally guarantee the Notes pursuant to the terms of the Indentures (the Guarantee) and separately, Medtronic Global will also fully and unconditionally guarantee the Notes.

The offer and sale of the Notes is being made pursuant to the registration statement on Form S-3 (the Registration Statement), filed with the Securities and Exchange Commission (the SEC) on 3 March 2023 (File No. 333-270272-01) by the Company, the Issuer and Medtronic Global, which Registration Statement includes a prospectus dated 3 March 2023 (the Base Prospectus), as supplemented by the preliminary prospectus dated as of 29 May 2024 (the Preliminary Prospectus Supplement) and the prospectus supplement dated as of 29 May 2024 relating to the issuance by the Issuer of the Notes (the Prospectus Supplement).

1	We have examined PDF executed copies of:

1.1	each of the Transaction Documents set out in Schedule 1 hereto; and

CE Gill • JG Grennan • PD White • VJ Power • SM Doggett • M Sherlock • KP Allen • C Rogers • G O’Toole • JN Kelly • N O’Sullivan • MJ Ward • D Widger • C Christle • S Ó Cróinin DR Baxter • A McCarthy • JF Whelan • JB Somerville • MF Barr • AM Curran • A Roberts • RM Moore • D Main • J Cahir • M Traynor • PM Murray • P Walker • K Furlong PT Fahy • D Inverarity • M Coghlan • DR Francis • A Casey • B Hosty • M O’Brien • L Mulleady • K Ryan • E Hurley • D Dagostino • R Grey • R Lyons • J Sheehy • C Carroll • SE Carson P Diggin • J Williams • A O’Beirne • J Dallas • SM Lynch • M McElhinney • C Owens • AD Ion • K O’Connor • JH Milne • T Casey • M Doyle • CJ Comerford • R Marron • K O’Shaughnessy S O’Connor • SE Murphy • D Nangle • C Ó Conluain • N McMahon • HP Brandt • A Sheridan • N Cole • M Devane • D Fitzgerald • G McDonald • N Meehan • R O’Driscoll • B O’Malley C Bollard • M Daly • D Geraghty • LC Kennedy • E Mulhern • E O’Keeffe • MJ Ellis • D Griffin • D McElroy • C Culleton • B Nic Suibhne • S Quinlivan • J Rattigan • K Mulhern A Muldowney • L Dunne • A Burke • C Bergin • P Fogarty

Consultants: Professor JCW Wylie • MA Greene • AV Fanagan • PM Law • SW Haughey • PV Maher

1.2	corporate certificate (the Corporate Certificate) of the Company dated the date hereof attaching:

1.2.1	true, complete and up to date copies of the certificate of incorporation, the certificate on change of name and memorandum and articles of association of the Company;

1.2.2	a copy of the extract of minutes of a meeting of the board of directors of the Company dated 7 March 2024;

1.2.3	a copy of the extract of minutes of a meeting of the board of directors of the Company dated 8 December 2022;

and such other documents as we have considered necessary or desirable to examine in order that we may give this opinion.

Terms defined in the Transaction Documents have the same meaning in this opinion letter.

2	For the purpose of giving this opinion we have assumed:

2.1	the authenticity of all documents submitted to us as originals and the completeness and conformity to the originals of all copies of documents of any kind furnished to us;

2.2

that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject-matter which they purport to record and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such minutes were duly passed and are in full force and effect and have not been revoked, rescinded or varied;

2.3

the genuineness of all the signatures (electronic or otherwise), stamps and seals on all original and copy documents which we have examined, and that any signatures (electronic or otherwise) are the signatures of the persons who they purport to be, that each witness to a signature (electronic or otherwise) actually physically witnessed that signature, and that each original was executed in the manner appearing on the copy;

2.4

that the memorandum and articles of association of the Company attached to the Corporate Certificate are correct and up to date and they have not been amended or varied since the date of the Base Indenture;

2.5

the accuracy and completeness as to factual matters of the representations and warranties of the Company contained in the Transaction Documents and the accuracy of all certificates, including the Corporate Certificate, provided to us by the Company;

2.6	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Guarantee and Transaction as disclosed by the Transaction Documents;

2.7

without having made any investigation, that the terms of the Transaction Documents are lawful and fully enforceable under the laws of the State of New York and any other applicable laws other than the laws of Ireland;

2.8	the accuracy and completeness of all information appearing on public records, including information available on the Companies Registrations Office (CRO) website;

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2.9

that the Company has entered into the Transaction and Transaction Documents in good faith, for its legitimate business purposes, for good consideration, and that it derives commercial benefit from the Transaction and Transaction Documents commensurate with the risks undertaken by it in the Transaction and Transaction Documents;

2.10	that the Notes issued in connection with the Guarantee and Transaction will not be sold or offered for sale to any persons resident in Ireland;

2.11

that the Company will not, by the entry into the Transaction Documents and the performance of the transactions contemplated thereby, be giving financial assistance for the purposes of Section 82 of the Companies Act 2014 of Ireland;

2.12

the Base Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture remain in full force and effect and have not been revoked, rescinded or terminated or amended or varied save as pursuant to the Transaction Documents.

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We express no opinion as to any matters falling to be determined other than under the laws of Ireland and, without reference to provisions of other laws imported by Irish private international law, in Ireland as of the date of this letter. Subject to that qualification and to the other qualifications set out herein, we are of the opinion that:

3.1

the Company is a company duly incorporated as a public limited liability company under the laws of Ireland and is a separate legal entity, subject to suit in its own name. Based only on searches carried out in the CRO and the Central Office of the High Court on 31 May 2024, the Company is validly existing under the laws of Ireland and no steps have been taken or are being taken to appoint a receiver, examiner or liquidator over it or its assets or to wind it up;

3.2

the Company has the necessary power and authority, and all necessary corporate and other action required by it have been taken, to enable it to execute, deliver and perform the obligations undertaken by it under the Guarantee and the other Transaction Documents to which it is party, and the implementation by it of the foregoing will not cause:

3.2.1	any limit on it or on its directors (whether imposed by the documents constituting it or by statute or regulation) to be exceeded;

3.2.2	any violation of the memorandum and articles of association of the Company; or

3.2.3	any law or order to be contravened;

3.3	the Guarantee and the other Transaction Documents to which the Company is a party have been duly executed on its behalf;

3.4

no authorisations, approvals, licences, exemptions or consents of governmental or regulatory authorities with respect to the Guarantee and the other Transaction Documents are required to be obtained in Ireland;

3.5

it is not necessary or advisable under the laws of Ireland in order to ensure the validity, enforceability or priority of the obligations or rights of any party to the Transaction Documents that any of the Transaction Documents be filed, registered, recorded, or notarised in any public office or elsewhere or that any other instrument relating thereto be signed, delivered, filed, registered or recorded;

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3.6	the Company is not entitled to claim any immunity from suit, execution, attachment or other legal process in Ireland;

3.7

in any proceedings taken in Ireland for the enforcement of the Transaction Documents, the choice of the laws of the State of New York as the governing law of the Transaction Documents would be upheld by the Irish courts in accordance with the provisions of the Rome I Regulation EC No. 593/2008 on the Law Applicable to Contractual Obligations;

3.8

the submission on the part of the Company under the Transaction Documents to the jurisdiction of the courts of the State of New York is valid and binding on the Company and will be upheld by the Irish courts;

3.9

in any proceedings taken in Ireland for the enforcement of a judgment obtained against the Company in the courts of the State of New York (a Foreign Judgment) the Foreign Judgment should be recognised and enforced by the courts of Ireland save that to enforce such a Foreign Judgment in Ireland it would be necessary to obtain an order of the Irish courts. Such order should be granted on proper proof of the Foreign Judgment without any re-trial or examination of the merits of the case subject to the following qualifications:

3.9.1	that the foreign court had jurisdiction, according to the laws of Ireland;

3.9.2	that the Foreign Judgment was not obtained by fraud;

3.9.3	that the Foreign Judgment is not contrary to public policy or natural justice as understood in Irish law;

3.9.4	that the Foreign Judgment is final and conclusive;

3.9.5	that the Foreign Judgment is for a definite sum of money;

3.9.6	that the procedural rules of the court giving the Foreign Judgment have been observed; and

any such order of the Irish courts may be expressed in a currency other than euro in respect of the amount due and payable by the Company but such order may be issued out of the Central Office of the Irish High Court expressed in euro by reference to the official rate of exchange prevailing on the date of issue of such order. However, in the event of a winding up of the Company, amounts claimed by or against the Company in a currency other than the euro (the Foreign Currency) would, to the extent properly payable in the winding up, be paid if not in the Foreign Currency in the euro equivalent of the amount due in the Foreign Currency converted at the rate of exchange pertaining on the date of the commencement of such winding up;

4	The opinions set forth in this opinion letter are given subject to the following qualifications:

4.1	an order of specific performance or any other equitable remedy is a discretionary remedy and is not available when damages are considered to be an adequate remedy;

4.2

this opinion is given subject to general provisions of Irish law relating to insolvency, bankruptcy, liquidation, reorganisation, receivership, moratoria, court scheme of arrangement, administration and examination, and the unfair preference of creditors and other Irish law generally affecting the rights of creditors;

4.3	this opinion is subject to the general laws relating to the limitation of actions in Ireland;

4.4

a determination, description, calculation, opinion or certificate of any person as to any matter provided for in the Transaction Documents might be held by the Irish courts not to be final, conclusive or binding if it could be shown to have an unreasonable, incorrect, or arbitrary basis or not to have been made in good faith;

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4.5

additional interest imposed by any clause of any Transaction Documents might be held to constitute a penalty and the provisions of that clause imposing additional interest would thus be held to be void. The fact that such provisions are held to be void would not in itself prejudice the legality and enforceability of any other provisions of the relevant Transaction Documents but could restrict the amount recoverable by way of interest under such Transaction Documents;

4.6	claims may be or become subject to defences of set-off or counter-claim;

4.7

an Irish court has power to stay an action where it is shown that there is some other forum having competent jurisdiction which is more appropriate for the trial of the action, in which the case can be tried more suitably for the interests of all the parties and the ends of justice, and where staying the action is not inconsistent with the provisions of Regulation (EU) No. 1215/2012 (recast) on jurisdiction and the recognition and the enforcement of judgments in civil and commercial matters;

4.8	the enforceability of severance clauses is at the discretion of the court and may not be enforceable in all circumstances;

4.9	a waiver of all defences to any proceedings may not be enforceable;

4.10

provisions in any of the Transaction Documents providing for indemnification resulting from loss suffered on conversion of the amount of a claim made in a foreign currency into euro in a liquidation may not be enforceable;

4.11

an Irish court may refuse to give effect to undertakings contained in any of the Transaction Documents that the Company will pay legal expenses and costs in respect of any action before the Irish courts;

4.12	this opinion is subject to the effects of any United Nations, European Union or Irish financial restrictions, sanctions or other similar measures implemented or effective in Ireland;

4.13	we express no opinion on any taxation matters or on the contractual terms of the relevant documents other than by reference to the legal character thereof.

This opinion letter is given on the basis that it will be construed in accordance with, and governed in all respects by, the laws of Ireland which shall apply between us and all persons interested. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Issuer’s Current Report on Form 8-K to be filed on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the Base Prospectus, Preliminary Prospectus Supplement and Prospectus Supplement included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended, or the rules and regulations of the SEC.

This opinion letter speaks only as of the date hereof and we disclaim any obligation to advise you or any other person of changes of law or fact that occur after the date hereof.

Yours faithfully

/s/ A&L Goodbody LLP

A&L Goodbody LLP

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SCHEDULE 1

The Transaction Documents

1	The Underwriting Agreement;

2	The notations of guarantee dated as of 3 June 2024 by the Company attached to the Notes; and

3	The Indentures.

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